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OncoCyte Corporation

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June 18, 2019

Dear fellow shareholders:

In the past year since our last shareholder update, your company has undergone some major changes and has made significant progress advancing DetermaVu™, our liquid biopsy test for the early detection of lung cancer. We now have line-of-sight to commercial availability for a lung cancer diagnostic test in a market that we estimate to be worth between $2.0 billion to $4.7 billion depending on final clinical indications and reimbursement.

Over the fourth quarter of 2018, we successfully completed a 700-blood sample Algorithm Development study that was designed to establish a proprietary mathematical algorithm that will be used to interpret DetermaVu™ test results. Following the completion of the Algorithm Development study, we moved immediately into the R&D Validation study to determine the test’s accuracy. The results of this study were encouraging: sensitivity of 90% and specificity of 75%, in a prospectively collected cohort of 250 patient blood samples that were blinded to laboratory operators.

An important nuance to note is that these results were achieved without the use of clinical factors such as nodule size, a parameter that is required input in many other cancer tests. Having a test that is independent of clinical factors is differentiating in the market and these results significantly exceed the parameters that we believe are required to have a commercially viable lung cancer diagnostic test.

Our ability to detect the presence of cancer utilizing only biomarkers of the immune system’s response to cancer, a process we call Immune System Interrogation, is a true breakthrough in the field of cancer diagnostics, and if the strength of our biomarker set continues to play out in our future clinical endpoint studies, we will have the opportunity to expand the utility of this exciting technology. While our near-term priority is to make the DetermaVu™ lung test commercially available as expeditiously as possible, we believe the technology has potential utility in other cancer types as well. To that end, in parallel with our commercial preparations we are expanding our research and development activities and broadening our pipeline beyond lung cancer.

Recently, we also announced a change in senior leadership at OncoCyte, and I feel extremely fortunate to be stepping into such an incredible opportunity as your CEO. I also want to thank Bill Annett for his solid leadership and tireless effort to bring us to this point. We expect that Bill will remain as an advisor to the company for the foreseeable future to help in strategic business development activities.

In closing, we believe DetermaVu™ represents a true paradigm shift in lung cancer diagnostics, one that can prevent unnecessary lung biopsies which are both risky to patients and costly for payers. We are pleased with our progress to date and excited for what the future holds. I would like to thank our employees who worked tirelessly to get us to this point, and you, our shareholders, for your continued support. I look forward to keeping you apprised of our continued progress as well as our future strategy for expanding our technology into new exciting areas of cancer diagnostics.

Respectfully,

Ron A. Andrews, Jr.

Chief Executive Officer